Exhibit 4

  Amendment to Registration Rights Agreement of January 1, 2007 between Elbit
              Vision Systems Ltd. ("EVS") and Elbit Ltd. ("Elbit")
                          (collectively the "Parties")

Whereas Elbit, and EVS entered into a Registration Rights Agreement dated January 1, 2007 (the "Agreement");

Whereas the parties mutually wish to amend the terms of the Agreement upon the terms more particularly set forth in this document ("Amendment");

Whereas EVS and a group of Buyers lead by Tamir Fishman Provident And Education Funds Ltd. (collectively the "Buyers") entered into a Securities Purchase Agreement dated April 30, 2007 ("SPA")

                NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1. The terms defined in this Amendment will have the same meaning in the Agreement, unless expressly stated otherwise.

2. This Amendment will be considered to have entered into force on and as of April 30, 2007.

3. Section 1(a) of the Agreement is hereby amended by its entire deletion and replacement with the following: "(a) The Company shall file with the United States Securities and Exchange Commission (the "SEC") a registration statement on Form F-1 or Form F-3 under the 1933 Act, as determined in the sole discretion of the Company, with respect to (i) the registration of the Shares together with (ii) the registration for resale of up to 9,600,000 ordinary shares sold to the Buyers pursuant to the SPA (the "Purchased Shares") (the "Registration Statement"); provided, that in the event the Company files a registration statement for its benefit and/or for the benefit of selling shareholders, other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan, prior to the date on which the Registration Statement is filed (the "Company Registration Statement"), then (i) the Company shall notify Elbit a reasonable time in advance of the planned filing date, and (ii) Elbit shall be permitted to include some or all of the Shares in such registration statement, provided that Elbit notifies the Company in writing in a timely fashion, of its desire, and number of Shares, to be included in such registration statement. The Company shall provide Elbit a reasonable time to review and comment on the Registration Statement (and any amendments or supplements) before it is filed. Notwithstanding the aforementioned, in the event that the SEC requires a reduction in the number of shares registered in the Registration Statement, all of the Shares of Elbit shall be excluded from the Registration Statement prior to the exclusion of any of the Purchased Shares (as defined in the SPA) but after exclusion of any other securities of the Company. Any Shares not registered in the Registration Statement shall be registered in a registration statement to be filed on the earliest practicable date following the effective registration for resale of all of the Purchased Shares (as defined in the SPA) sold pursuant to the SPA (the "Second Registration Statement"), unless otherwise required by the SEC. In the event that the SEC requires a reduction in the number of shares registered in the Second Registration Statement, all of the Shares of Elbit not registered in the Registration Statement shall be registered in the Second Registration Statement prior to any other securities of the Company other than the remainder, if any, of any Purchased Shares not registered in the Registration Statement."


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4.   A Section 1(j) shall be added to the Agreement immediately following the provision at Section 1(i) as follows: If (i) the Registration Statement or Second Registration Statement (if applicable) covering the Shares required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC by July 31, 2007 (with respect to the Registration Statement or (with respect to the Second Registration Statement) within one week following the sixth month anniversary of the date of effectiveness of the registration statement covering the Purchased Shares issued pursuant to the SPA (a "Filing Failure") or (B) the Company has not filed a response, to any questions, comments, demands, or any other requests of the SEC with the SEC (the "Response") within thirty (30) days of receipt of the same (an "Efforts Failure") or (ii) on any day after such Registration Statement or Second Registration Statement (if applicable) has been declared effective by the SEC, sales of all the Shares required to be included on such Registration Statement or Second Registration Statement (if applicable) cannot be made (other than during an Allowable Grace Period (as defined below) pursuant to such Registration Statement or Second Registration Statement (if applicable) (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or Second Registration Statement (if applicable) or to register sufficient ordinary shares) (a "Maintenance Failure"), then, as relief for the damages to Elbit by reason of any such delay in or reduction of its ability to sell the underlying ordinary shares (which remedy shall be exclusive of any other remedies available at law or in equity, subject to the exception for non-exclusive remedies below in this paragraph), the Company shall pay Elbit relating to such Registration Statement or Second Registration Statement (if applicable): on the earlier of the last day of each 30 day period after a Filing Failure, an Efforts Failure or the initial day of a Maintenance Failure, as the case may be, until such Filing Failure, Efforts Failure or Maintenance Failure is cured, or on the third business day (in Israel) after any such Filing Failure, Efforts Failure or Maintenance Failure is cured, an amount in cash equal to 1% of the product of the number of Shares required to be covered by the Registration Statement or Second Registration Statement (if applicable) multiplied by $0.315 (or a prorated daily amount for a period of less than a month). In the event the Company fails to make any payments pursuant to this Section 1(j) in a timely manner, such payments shall bear interest at the rate of 1.0% per month, or such lower maximum amount as is permitted by law, (prorated for partial months) until paid in full. Notwithstanding the foregoing, if a Filing Failure, an Efforts Failure, or a Maintenance Failure, results from the Company not exerting its best efforts to avoid any such failure, then the remedy set forth above shall be non-exclusive of any other remedies available at law or in equity. Notwithstanding anything herein to the contrary, the provisions of this 1(j), shall not apply in the event that delays in registration of the Registrable Securities are the result of an SEC requirement to reduce the number of Registrable Securities which can be covered by the Registration Statement or Second Registration Statement (if applicable). Furthermore, notwithstanding anything to the contrary herein, at any time after the Registration Statement or Second Registration Statement (if applicable) has been declared effective by the SEC, the Company may delay the disclosure of material non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a "Grace Period"); provided, that the Company shall promptly (i) notify the Elbit in writing of the existence of a Grace Period in conformity with the provisions of this
     Section 1(j) (provided that in each notice the Company will not disclose the content of such material non-public information to Elbit) and the date on which the Grace Period will begin, and (ii) notify Elbit in writing of the date on which the Grace Period ends; and, provided further, that no Grace Period shall exceed ten (10) consecutive days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of thirty (30) days and the first day of any Grace Period must be at least two (2) trading days after the last day of any prior Grace Period (each, an "Allowable Grace Period"). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date Elbit receives the notice referred to in clause (i) and shall end on and include the later of the date Elbit receives the notice referred to in clause (ii) and the date referred to in such notice. The provisions of
     Section 1(j) hereof shall not be applicable during the period of any Allowable Grace Period.

5.   A Section 4.9 shall be added to the Agreement as follows:

          "4.9 Any reference to the term "Registration Statement" in this Agreement shall be deemed to include where applicable, the "Second Registration Statement".

6. Except as set forth herein, the provisions of the Agreement shall remain unchanged and in full force and effect.

7. This amendment shall be governed and construed according to the laws of the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

IN WITNESS WHEREOF the parties have signed this Registration Rights Agreement Amendment as of the date set forth below.

       ELBIT LTD.                                      ELBIT VISION SYSTEMS LTD.

       By:__________________                           By:__________________

       Name:________________                           Name:________________

       Title:_______________                           Title:_______________

       Date:________________                           Date:________________


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